UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/21/2007

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

Covalent Group, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On November 1, 2006, Encorium Group, Inc. (the "Company") completed the acquisition of the business combination with Remedium Oy, a Finnish corporation ("Remedium"). Under the terms of the combination agreement, the consideration payable to the stockholders of Remedium was subject to a downward adjustment in the event (i) Remedium had any liability for borrowed money, after deducting up to $150,000 of transaction expenses (as defined in the combination agreement), as of November 1, 2006, or (ii) Remedium's net worth (as determined in accordance with the combination agreement) as of November 1, 2006 was less than $1,527,958.

Remedium did not have liability for borrowed money and had a net worth (excluding up to $300,000 in fees and expenses incurred by Remedium for legal, accounting and investment banking services directly related to the consummation of the transactions contemplated by the combination agreement) of greater that $1,527,958 as of November 1, 2006. As such, no downward adjustment to the consideration payable to the stockholders of Remedium will be made based on the above provisions.

In addition, under the terms of the combination agreement, the consideration payable to the stockholders of Remedium was subject to an upward adjustment in the event the Company's closing net worth (as determined in accordance with the combination agreement) as of November 1, 2006 was less than $6,974,689. The Company's net worth was greater that $6,974,689 as of November 1, 2006.   As such, no upward adjustment to the consideration payable to the Remedium stockholders will be made based on the above provision.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: February 23, 2007	By:	/s/ Lawrence R. Hoffman
Lawrence R. Hoffman
Executive Vice President, General Counsel, Secretary and Chief Financial Officer